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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

The following presents the computation of per share earnings reflecting the assumption that dilutive stock options are exercised.

                                                                   (IN THOUSANDS
                                                                EXCEPT PER SHARE DATA)
                                                                ----------------------
                                                          2003           2002           2001
                                                          ----           ----           ----
Net earnings (1)                                        $15,477          $8,690        $6,286
                                                        =======          ======        ======



Weighted average common shares outstanding (2)            6,820           6,839         6,856

Common share equivalents relating to stock options            1               1             1
                                                          -----          ------         -----

Adjusted common and common equivalent
   shares for computation (3)                             6,821           6,840         6,857
                                                          =====          ======         =====



Net earnings per share:
     Basic   (1/2)                                        $2.27           $1.27         $0.92
                                                          =====           =====         =====
     Diluted (1/3)                                        $2.27           $1.27         $0.92
                                                          =====           =====         =====